EXHIBIT 99.1

FOR IMMEDIATE RELEASE
---------------------

CONTACT: Michael T. Pieniazek, Executive VP   Jeffery Lamberson or
         Equidyne Corporation                 Richard Carpenter
         (603) 880-6300                       American Financial Communications
                                              (415) 380-3880

                  AMERICAN ELECTROMEDICS CORP. CHANGES NAME TO
                             "EQUIDYNE CORPORATION"

AMHERST, NEW HAMPSHIRE, January 6, 2000...AMERICAN ELECTROMEDICS CORP. (OTCBB:AMER) announced today that it has changed the Company's name to "EQUIDYNE CORPORATION". The name change was approved at the Annual Meeting of Stockholders held on December 29, 1999. American Electromedics Corp.'s common stock has previously been traded on the OTC Bulletin Board under the ticker symbol "AMER". Effective immediately, Equidyne Corporation ("Equidyne") will be traded on the OTC Bulletin Board using its new ticker symbol, "INJX".

J. Randall Nelson, Equidyne's newly appointed President and CEO, commenting on the change, stated, "This new corporate name, which more closely reflects the Company's business as it exists today, has been part of the strategy of focusing the Company's resources on Equidyne Systems, Inc. and its INJEX(TM) needle-free drug delivery systems. This change clearly reflects the Company's strategic focus. I recently joined Equidyne because the INJEX(TM) System is the most exciting and advanced technology for pharmaceutical injections I have experienced in My twenty plus years in the medical industry. I am convinced that 2000 will be the year that Equidyne makes the INJEX(TM) System the delivery method of choice for pharmaceutical injections worldwide. I look forward to keeping you informed about our successes in the coming months."

Equidyne Corporation, through Equidyne Systems, Inc., a wholly-owned subsidiary based in San Diego, California, and Rosch AG Medizintechnik, i.G. ("Rosch AG"), a partially-owned subsidiary based in Berlin, Germany (Additional information at: www.roeschnet.com), is focused on becoming the worldwide leader in needle-free drug delivery systems for subcutaneous and intramuscular injections. Rosch AG is responsible for the European market, while Equidyne is responsible for the U.S., Canada, South America and the Asian markets. The INJEX(TM) needle-free injector is a compact, uncomplicated device that delivers a virtually painless injection through the skin in a fraction of a second, and eliminates needle stick and disposal problems. For medications requiring injection, we believe the INJEX(TM) System is by far the most comfortable and economical product on the market.

THE STATEMENTS CONTAINED IN THIS NEWS RELEASE THAT ARE NOT PURELY HISTORICAL ARE FORWARD-LOOKING STATEMENTS THAT MAY INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS CONTAINED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THE EFFECT OF LOSSES AND OTHER FACTORS ON THE COMPANY'S CREDIT FACILITIES, BUSINESS AND RESULTS OF OPERATIONS; THE COMPANY'S LIMITED CAPITAL RESOURCES AND ITS ABILITY TO FULFILL ITS EXISTING OBLIGATIONS AND ONGOING CAPITAL NEEDS; RISKS ASSOCIATED WITH EXCESS OR OBSOLETE INVENTORY; THE POTENTIAL IMPAIRMENT OF ASSETS; THE COMPANY'S DEPENDENCE ON KEY CUSTOMERS AND THEIR FINANCIAL VIABILITY; THE IMPACT OF COMPETITION; AND THE COMPANY'S ABILITIES TO EFFECTIVELY MANAGE GROWTH. THESE AND OTHER RISK FACTORS ARE DISCUSSED IN THE COMPANY'S FILINGS ON FORMS 8-K, 10-QSB AND 10-KSB.

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